Filing Company:  Auto-Graphics, Inc.
                                     Subject Company:  Auto-Graphics, Inc.


YOU SHOULD READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IMPORTANT INFORMATION IS GOING TO BE IN THE PROXY STATEMENT AND
THE PROXY STATEMENT CAN BE OBTAINED FOR FREE AT THE U.S. SECURITIES AND EXCHANGE COMMISSION WEBSITE AND FROM AUTO-GRAPHICS, INC. SEE ALSO THE NEWS RELEASE, DATED SEPTEMBER 25, 2001, AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2001.


Auto-Graphics, Inc. Announces
Cancellation of Special Shareholders Meeting

POMONA, CA., October 17, 2001 - Auto-Graphics, Inc. (OTC:BB AUGR) and
Corey Patick, Chairman of the Special Shareholders Committee (the "Shareholder Committee"), jointly announced today that the Special Meeting of Shareholders (the "Special Meeting") that is to take place at Auto-Graphic's, Inc. (the "Company") offices on October 31, 2001 at 3:00 p.m. is cancelled.

Corey Patick and Robert S. Cope, President and Chairman of the Board of the Company, have met on several occasions to address the Shareholder Committee's concerns. Mr. Patick states "he believes the Shareholder Committee's concerns are substantially being addressed by the Company". Both Mr. Patick and Mr. Cope are looking forward to the Annual Meeting of the Shareholders at the Company's offices tentatively scheduled for November 27, 2001 at 3:00 p.m.

Auto-Graphics, Inc. is a provider of Web-based information publishing and Internet database resource sharing systems for over 9,000 libraries. Auto-Graphics, Inc. is also an ASP supplier of library automation software and electronic publishing solutions and Internet based physical and virtual bibliographic catalog and interlibrary loan systems for libraries.

Customers include the states of Texas, Connecticut, Oklahoma, Tennessee, Wisconsin, and Kansas. The Company's web site is located at http:www.auto-graphics.com.